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                                                  EXHIBIT 10.3

                             CROSS LICENSE AGREEMENT

         AGREEMENT, dated as of this _____ day of _____________, 2000, ("Effective Date") by and between IMS Health Incorporated (hereinafter "IMS"), a Delaware corporation with an address at 200 Nyala Farms, Westport, Connecticut 06880, for and on behalf of the Affiliates listed in the Exhibits hereto, and Synavant Inc. (hereinafter "ST"), a Delaware corporation, with an address at 3445 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia 30326 for and on behalf of the Affiliates listed in the Exhibits hereto.

                                    RECITALS

         WHEREAS, IMS, among other things, provides information services to the pharmaceutical industry;

         WHEREAS, ST , among other things, collects and makes commercially available certain demographic and profiling information on health care professionals (e.g., doctors, nurses, pharmacists) and health care providers (e.g., hospitals, pharmacies, clinics) in various countries around the world ("Pharbase Services"); and

         WHEREAS, IMS desires to provide certain health care data to ST for use in connection with it's Pharbase(TM) Services, and ST desires to provide information from it's Pharbase Services to IMS for use in it's information services, all in accordance with and subject to the terms set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises herein contained, the parties agree as follows:

                             ARTICLE I - DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified:

1.1 "Affiliate" means any Entity which now or in the future controls, is controlled by or is under common control with a party hereto.
1.2 "Contract Year" means each 12-month period commencing on September 1st and ending on August 30th during the term of this Agreement.
1.3 "Desktop Media" means prescription pads, medical forms and other similar promotional material which are provided to Prescribers at a nominal charge or without charge, and which contain advertising relating to one or more Legended Drugs.


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1.4      "Entity" means any corporation, business trust, joint venture, association, company, firm, partnership, government entity or other entity.
1.5 "Healthcare Company" means (i) a manufacturer of Legended Drugs or any Person licensed by such a manufacturer to market and sell Legended Drugs ("Manufacturer") or an Agency; provided, however, that neither a wholesaler of Legended Drugs, a pharmacy, nor a Person providing mail service prescription drug programs shall be deemed a "Manufacturer";
         (ii) a manufacturer of medical supplies and/or diagnostic equipment, or any person licensed by such a manufacturer to market and sell medical supplies and/or diagnostic equipment; (iii) a publisher of single or multi-sponsored journals which are devoted to medicine, health care or veterinary subjects ("Journals"); (iv) a publisher of Desktop Media, or
         (v) a sponsor of continuing medical education ("CME") seminars, conferences or courses or a publisher of CME materials.
1.6 "IMS Data" means certain data from IMS as further described in exhibits attached hereto. Each exhibit forms a part of this Agreement. Terms and conditions in said exhibit(s) shall supersede any conflicting terms and conditions in this Agreement for only the specific IMS Data defined in said exhibit(s).
1.7 "Legended Drugs" means drugs which under Federal, provincial, state or national law require the written prescription of a doctor, osteopath or other individual who has the authority to prescribe Legended Drugs.
1.8 "Materials" means (i) information, including promotional materials and solicitation materials sent to a Prescriber, all of which relate to one or more Legended Drugs of a Manufacturer or relate to medical supplies and/or diagnostic equipment marketed by a Healthcare Company, (ii) surveys or questionnaires sent to a Prescriber which either seek information relating to the prescribing or practice profile of such Prescriber or the use by such Prescriber of medical supplies or diagnostic equipment; provided, however, that the use of such surveys or questionnaire shall be subject to the terms of Paragraph 7(e) hereof, (iii) Journals, (iv) Desktop Media, or (v) information, including promotional materials, solicitation materials or course materials, relating to CME.
1.9 "Pharbase Data" means certain data from ST as more fully described in exhibits attached hereto. Each exhibit forms a part of this Agreement. Terms and conditions in said exhibit(s) shall supersede any conflicting terms and conditions in this Agreement for only the specific Pharbase Data defined in said exhibit(s). In addition, Pharbase Data shall include all other demographic and profiling information on health care professionals (e.g., doctors, nurses, pharmacists) and health care providers (e.g., hospitals, pharmacies, clinics) then in the possession or control of ST, or any ST Affiliate, in any country. As any new Pharbase Data or new fields of data for existing Pharbase Data (collectively "New Data") comes into the possession or control of ST, or any ST Affiliate, ST shall notify IMS of such New Data within five
         (5) days following its availability to ST or the applicable ST Affiliate, as the case may be, and the Pharbase Data shall include all such New Data, without any change in fees, unless otherwise notified by IMS to ST or to the applicable ST Affiliate.


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1.10     "Prescriber" means a doctor, osteopath, dentist or other individual with an address in the country identified in the applicable exhibits who has the authority to prescribe Legended Drugs.

                        ARTICLE II - LICENSE TO IMS DATA

2.1      LICENSE GRANT
         a. IMS hereby grants to ST a non-transferable and non-exclusive license to IMS Data for use solely in accordance with the terms of Paragraph
         2.3 hereof and subject to the other terms and conditions of this Agreement. The license granted herein is not exclusive and nothing contained in this Article II shall prohibit or restrict IMS from licensing, selling or otherwise transferring IMS Data or any other information to any other person or Entity or from using IMS Data or any other information for its own purposes.

         b. Notwithstanding the terms of Paragraph 2.1(a) above, the granting and acceptance of each IMS Data license may be by IMS and ST, or an Affiliate of either of them, as specified in the applicable exhibit.

2.2      IMS DATA
         IMS shall provide the IMS Data to ST in accordance with the operational procedures set forth in the applicable exhibit hereto. IMS will use its reasonable efforts to process IMS Data in an accurate and complete manner. IMS will promptly notify Licensee of any material inaccuracies in such Data which become known to IMS in accordance with IMS's then applicable internal procedures for data quality assurance.

2.3      USE OF IMS DATA
         Subject to the other terms and conditions of this Agreement, the IMS Data licensed hereunder shall be used by ST solely to update it's Pharbase database(s) identified in the applicable schedule (the "Authorized Pharbase Databases"); provided, however, any such updated Pharbase database may only be used for the following purposes:
         a. to select, on behalf of a Healthcare Company, a list of Prescribers for the purpose of sending Materials, developed by or on behalf of such Healthcare Company, to certain of such Prescribers;
         b. in connection with ST 's drug sampling services, to select, on behalf of one or more Manufacturers, a list of Prescribers, which list ST may use solely for the purpose of sending its order form to certain of such Prescribers soliciting a request from each of such Prescribers for a small quantity of Legended Drugs of each of such Manufacturers (a "Form");


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         c.       to select, on behalf of a publisher of Journals or a publisher of Desktop Media, a list of Prescribers for the purpose of determining advertisements to appear in a Journal or in Desktop Media;
         d. to select, on behalf of a Manufacturer, a list of Prescribers for the purpose of sending Legended Drug samples of such Manufacturer to certain of such Prescribers; or
         e. for loading into the sales force automation systems of a Manufacturer who is a customer of ST for such systems for use in connection with electronic territory management by or on behalf of such Manufacturer.

2.4.     CONDITIONS APPLICABLE TO USE OF IMS DATA
         a. Except as expressly provided in Paragraph 2.3, ST shall retain the IMS Data and any information derived therefrom only within the internal confines of ST 's own organization. ST shall not provide any IMS Data to any third party, including but not limited to a Healthcare Company or any affiliate of ST, except as commingled with the Pharbase Data.
         b. Notwithstanding anything to the contrary contained herein, under no circumstances shall any IMS Data or any information derived therefrom be provided by ST to any person or Entity which has one or more lines of business engaged in the licensing, selling or providing of access to data, information or databases in competition with IMS or any Affiliate ("Competing Company"), or any person or Entity controlling, controlled by or under common control with a Competing Company, including but not limited to the Competing Companies listed on Exhibit 3; provided, however, that nothing herein shall preclude a Manufacturer from engaging the services of a third party (including a Competing Company) to provide services which require access to the Pharbase Data and in connection therewith, ST authorizes access to Pharbase Data.

2.5.     PROHIBITED USES OF IMS DATA
         IMS does not grant, and ST does not receive, any title or other interest in the IMS Data or any information derived therefrom, including but not limited to the Limited Data, except for those rights granted explicitly in this Agreement; all rights not expressly granted to ST are reserved to IMS. Without limiting the generality of the foregoing, under no circumstances shall ST use, possess, distribute, or permit any other person or Entity to use, IMS Data received by ST in connection with this Agreement, or any information derived therefrom, including but not limited to the Limited Data, in any manner which:
         a. is contrary to the terms of this Agreement or is otherwise not expressly permitted by the terms of this Agreement;
         b.       will violate any law or regulation by such use;
         c. will violate the contractual restrictions of any third party identified by IMS pursuant to Paragraph 4.1 governing the use of such third party's data incorporated within the IMS Data in effect at the time of the use of such IMS Data, unless an


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                  authorized representative of IMS provides ST with written
                  notice that such IMS Data is no longer subject to the restrictions of such third party's agreement;

         d. results in any analysis of the IMS Data, or any information derived therefrom, which analysis (i) results in the disclosure to a person or Entity of any information regarding the mathematical algorithms, formulas, processes, or statistical methods used by IMS to produce any of the IMS Data, (ii) is used or made available for use to promote or aid in the promoting of any data or information which is not derived from the IMS Data (other than the Pharbase Data), or
                  (iii) seeks to demonstrate that the IMS Data, or any information derived therefrom, is inferior to any other data, attempts to show any deficiency in such IMS Data or information, or otherwise makes statements detrimental to IMS or any of it's Affiliates concerning such IMS Data or information;
         e. results in the reverse engineering or disassembling of any of the IMS Data; or
         f. enhances, benchmarks, validates, compares with, authenticates, verifies, supplements, or modifies any IMS Data except as expressly provided in this Agreement.

                     ARTICLE III - LICENSE TO PHARBASE DATA

3.1      LICENSE GRANT
         a. ST hereby grants to IMS a non-transferable and non-exclusive license to Pharbase Data for use solely in accordance with the terms of Paragraph 3.3 hereof and subject to the other terms and conditions of this Agreement. The licenses granted herein are not exclusive and nothing contained in this Article III shall prohibit or restrict ST from licensing, selling or otherwise transferring Pharbase Data or any other information to any other Person or from using Pharbase Data or any other information for its own purposes.

         b. Notwithstanding the terms of Paragraph 3.1(a) above, the granting and acceptance of each Pharbase Data license may be by IMS and ST, or an Affiliate of either of them, as specified in the applicable exhibit.

3.2      PHARBASE DATA
         ST shall provide the Pharbase Data to IMS in accordance with the operational procedures set forth in the applicable exhibit hereto. ST will use its reasonable efforts to process Pharbase Data in an accurate and complete manner. ST will promptly notify IMS of any material inaccuracies in such Pharbase Data which become known to ST in accordance with ST 's then applicable internal procedures for data quality assurance.

3.3      USE OF PHARBASE DATA
         Subject to the other terms and conditions of this Agreement, the Pharbase Data licensed hereunder shall be used by IMS solely for the following purposes: (a) to update its


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         prescriber databases; (b) to update its sales, prescription and market research databases used principally in connection with the delivery of sales management information services and market research services (collectively the updated data described in (a) and (b) is hereby referred to as the "Updated Databases"), and (c) to create derivative works and license the Updated Databases and such derivative works to third parties in connection with the delivery of one or more of the services of IMS.

3.4.     CONDITIONS APPLICABLE TO USE OF PHARBASE DATA
         a. Except as expressly provided in Paragraph 3.3, IMS shall retain the Pharbase Data and any information derived therefrom only within the internal confines of IMS 's own organization. IMS shall not provide any Pharbase Data to any third party, including but not limited to a Healthcare Company or any affiliate of ST, except as commingled with IMS information or services.
         b. Notwithstanding anything to the contrary contained herein, under no circumstances shall any uncommingled Pharbase Data be provided by IMS to any person or Entity which has one or more lines of business engaged in: (i) sales force automation and customer relationship management systems, (ii) implementation, integration and consulting services relating to the foregoing,
                  (iii) direct marketing services (including direct mail and interactive telephone marketing), and (iv) drug sample accountability and distribution, in each case relating to the pharmaceutical, biotechnology, diagnostics, medical / surgical supply and health care industries, in competition with ST or any Affiliate ("Competing Company"),or any person or Entity controlling, controlled by or under common control with a Competing Company, including but not limited to the Competing Companies listed on Exhibit 4; provided, however, that nothing herein shall preclude a Manufacturer from engaging the services of a third party (including a Competing Company) to provide services which require access to the Pharbase Data and in connection therewith, IMS authorizes access to Pharbase Data.

3.5.     PROHIBITED USES OF PHARBASE DATA
         ST does not grant, and IMS does not receive, any title or other interest in the Pharbase Data or any information derived therefrom, except for those rights granted explicitly in this Agreement; all rights not expressly granted to IMS are reserved to ST. Without limiting the generality of the foregoing, under no circumstances shall IMS use, or permit any other person or Entity to use, Pharbase Data received by IMS in connection with this Agreement, or any information derived therefrom, in any manner which:
         a. is contrary to the terms of this Agreement or is otherwise not expressly permitted by the terms of this Agreement;
         b.       will violate any law or regulation by such use;
         c. will violate the contractual restrictions of any third party identified by ST pursuant to Paragraph 4.1 governing the use of such third party's data incorporated within the Pharbase Data in effect at the time of the use of such Pharbase Data,


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                  unless an authorized representative of ST provides IMS with written notice that such Pharbase Data is no longer subject to the restrictions of such third party's agreement;
         d. results in any analysis of the Pharbase Data, or any information derived therefrom, which analysis (i) results in the disclosure to one or more Persons of any information regarding the mathematical algorithms, formulas, processes, or statistical methods used by ST to produce any of the Pharbase Data, (ii) is used or made available for use to promote or aid in the promoting of any data or information which is not derived from the Pharbase Data, or (iii) seeks to demonstrate that the Pharbase Data, or any information derived therefrom, is inferior to any other data, attempts to show any deficiency in such Pharbase Data or information, or otherwise makes statements detrimental to ST concerning such Pharbase Data or information;
         e. results in the reverse engineering or disassembling of any of the Pharbase Data; or
         f. enhances, benchmarks, validates, compares with, authenticates, verifies, supplements, or modifies any data, products or services of IMS or any other party except as expressly provided in this Agreement.


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                          ARTICLE IV - RESTRICTED DATA

4.1 Either party may identify to the other party in writing certain elements of some or all of the Data which incorporates information licensed to a party of this Agreement by a third party, and which Data is subject to restrictions greater or different from the restrictions set forth in this Agreement ("Restricted Data"). In addition to the terms and conditions of this Agreement, the licensee hereunder agrees to treat each element of Restricted Data in accordance with the terms required by the third party. To the extent that any term of such a third party agreement then in effect is more restrictive concerning the use or disclosure of Restricted Data than the terms contained in this Agreement concerning the use or disclosure of Data, then the terms of such third party agreement shall control, but only with respect to the use or disclosure, as the case may be, of Restricted Data.

4.2 In the event a party hereto identifies Restricted Data pursuant to Paragraph 4.1 above as requiring an additional license and the licensee fails to maintain the requisite license with the applicable third party licensing such data which would permit licensee, at a minimum, a right to use the Restricted Data provided hereunder in the manner contemplated herein, then the licensor of such Data hereunder shall have no further requirement to provide such Restricted Data under the terms of this Agreement until such time as the receiving party obtains such a license.

4.3 Each party hereto shall use its reasonable commercial efforts to avoid third party restrictions which impair or restrict the rights of the other party to use IMS Data or Pharbase data, as the case may be, as otherwise permitted by the terms of Paragraph 2.3 and 3.3 respectively. For purposes of the preceding sentence, "reasonable commercial efforts" shall mean the use of reasonable commercial efforts by a party during the term of this Agreement to obtain amendments or new agreements with third parties so that such agreements do not impair or restrict a party's rights under the terms of this Agreement in it's use of Data licensed hereunder other than the applicable restrictions reflected in Articles II and III.

                           ARTICLE V - CONFIDENTIALITY

5.1 ST hereby acknowledges that the IMS Data are proprietary to IMS (collectively "IMS Confidential Information"), agree to protect the proprietary and confidential nature of such IMS Confidential Information and in connection therewith, will prohibit any access to or copying or disclosure of any of the IMS Confidential Information during the term of this Agreement and after termination of this Agreement, except (a) that access to and disclosure of IMS
         Confidential Information may be provided to those employees of ST, in connection with the uses permitted ST as described in Article II who require same to carry out such uses, and (b) as expressly permitted under Paragraphs 2.4 of this Agreement. ST and any such other persons who receive access to or disclosure of IMS


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         Confidential Information pursuant to the preceding sentence shall maintain the strict confidentiality of such IMS Confidential Information in the same manner as ST maintains the confidentiality of its own confidential information, and ST will not disclose such IMS Confidential Information except as expressly provided herein. In the event any of such other persons fail to comply with the confidentiality obligations contained in this Paragraph 5.1, ST shall promptly notify an appropriate representative of such person in writing of such failure, with a copy to IMS, within five business days after ST knows or suspects such failure. ST shall promptly provide IMS with a copy of any responses from such person to ST's notification. IMS shall have a right to bring an action as an intended third party beneficiary to enforce the terms and conditions of the agreement between ST and such person with respect to obligations of confidentiality. In the event IMS does not have rights as an intended third party beneficiary to bring an action as contemplated in this Paragraph 5.1, ST agrees to cooperate with IMS to pursue such third party for any material breach by such person of the terms of such agreement. ST agrees that it will not ever, either during the term of this Agreement or after its termination, assert that IMS Data are not, were not or will not be proprietary to IMS and subject to copyright held by IMS with the exception of elements of third party data which are proprietary to the respective third party and subject to copyright held by such third party.

5.2 IMS hereby acknowledges that the Pharbase Data are proprietary to ST (collectively "ST Confidential Information"), agree to protect the proprietary and confidential nature of such ST Confidential Information and in connection therewith, will prohibit any access to or copying or disclosure of any of the ST Confidential Information during the term of this Agreement and after termination of this Agreement, except (a) that access to and disclosure of ST Confidential Information may be provided to those employees of IMS, in connection with the uses permitted IMS as described in Article III who require same to carry out such uses, and
         (b) as expressly permitted under Paragraphs 3.4 of this Agreement. IMS and any such other persons who receive access to or disclosure of ST Confidential Information pursuant to the preceding sentence shall maintain the strict confidentiality of such ST Confidential Information in the same manner as IMS maintains the confidentiality of its own confidential information, and IMS will not disclose such ST Confidential Information except as expressly provided herein. In the event any of such other persons fail to comply with the confidentiality obligations contained in this Paragraph 5.2, IMS shall promptly notify an appropriate representative of such person in writing of such failure, with a copy to ST, within five business days after IMS knows or suspects such failure. IMS shall promptly provide ST with a copy of any responses from such person to IMS's notification. ST shall have a right to bring an action as an intended third party beneficiary to enforce the terms and conditions of the agreement between IMS and such person with respect to obligations of confidentiality. In the event ST does not have rights as an intended third party beneficiary to bring an action as contemplated in this Paragraph 5.2, IMS agrees to cooperate with ST to pursue such third party for any material breach by such person of the terms of such agreement. IMS agrees that it will not ever, either during the term of this Agreement or after its termination, assert that IMS


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         Data are not, were not or will not be proprietary to ST and subject to copyright held by ST with the exception of elements of third party data which are proprietary to the respective third party and subject to copyright held by such third party.

                   ARTICLE VI - REPRESENTATIONS AND WARRANTIES

6.1 IMS represents and warrants that it has the right and authority to license the IMS Data to ST under this Agreement. EXCEPT AS EXPRESSLY STATED IN THE PRECEDING SENTENCE AND APPENDIX 1, IMS MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE IMS DATA (INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OF SUCH IMS DATA OR ITS FITNESS FOR ST'S PARTICULAR PURPOSE) AND FURTHER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF THE IMS DATA.

6.2 ST represents and warrants that it has the right and authority to license the Pharbase Data to IMS under this Agreement. EXCEPT AS EXPRESSLY STATED IN THE PRECEDING SENTENCE AND APPENDIX 1, ST MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE PHARBASE DATA (INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OF SUCH PHARBASE DATA OR ITS FITNESS FOR IMS'S PARTICULAR PURPOSE) AND FURTHER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF THE PHARBASE DATA.

                      ARTICLE VII - LIMITATION OF LIABILITY

7.1 IMS's entire liability and ST's exclusive remedy for IMS's failure to abide by the accuracy and completeness requirements of Paragraph 2.2 shall be for IMS to endeavor to correct, in accordance with IMS's then applicable operating procedures for data quality assurance, any such non-conformance which has been reported by ST to IMS in writing in a timely manner in accordance with the applicable EXHIBIT. Notwithstanding any injunctive relief which ST may be entitled to, IMS shall not be liable for any indirect, consequential, punitive, incidental or special damages to person, property or business which may be caused by any use, failure to provide or unavailability of IMS Data or any breach by IMS of its obligations hereunder (even if IMS has been advised of the possibility of such damages). Under no circumstances shall IMS's liability hereunder exceed the greater of (a) fifty thousand dollars ($50,000), or (b) the amount paid by ST to IMS hereunder in the immediately preceding twelve month period.


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7.2      ST's entire liability and IMS's exclusive remedy for ST's failure to abide by the accuracy and completeness requirements of Paragraph 3.2 shall be for ST to endeavor to correct, in accordance with ST's then applicable operating procedures for data quality assurance, any such non-conformance which has been reported by IMS to ST in writing in a timely manner in accordance with the applicable EXHIBIT. Notwithstanding any injunctive relief which IMS may be entitled to, ST shall not be liable for any indirect, consequential, punitive, incidental or special damages to person, property or business which may be caused by any use, failure to provide or unavailability of Pharbase Data or any breach by ST of its obligations hereunder (even if ST has been advised of the possibility of such damages). Under no circumstances shall ST's liability hereunder exceed the greater of (a) fifty thousand dollars ($50,000), or (b) the amount paid by IMS to ST hereunder in the immediately preceding twelve month period.

                         ARTICLE VIII - TERM/TERMINATION

The term of this Agreement shall be for a three year period commencing on the date first written above. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement on thirty (30) days advance written notice to the other party:

8.1 if such other party becomes insolvent, voluntarily files a petition under any federal or state bankruptcy law for itself, has an involuntary petition filed under any federal, provincial or state bankruptcy law against it which is not removed within thirty (30) days of filing, ceases operations for at least thirty (30) days with the intent of winding up such party's business, or otherwise publicly announces the termination of its operations; or

8.2 upon the sale of such other party, whether by merger, consolidation, the sale of its stock or by the sale of all or substantially all of its assets to a Competing Company or any person or Entity controlling, controlled by or under common control with a Competing Company.

                           ARTICLE IX - FORCE MAJEURE

Neither party shall be deemed to have breached this Agreement or to be liable for any damages caused by failure to perform or by delay in rendering performance hereunder arising out of any occurrence or contingency beyond its reasonable control, including but not limited to, (a) flood, earthquake, fire, war, strikes, labor unrest, riot, civil commotion, power or communication line failure, computer equipment failure or operational failure, (b) failure of independent contractors under agreement with IMS to perform or a delay in such performance, failures, delays or restrictions of sources from which information or data is obtained, or failure of performance by Licensee, or (c) prohibition(s) or restriction(s) imposed by applicable regulatory authority, the


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judgment, ruling or order of a court or agency of competent jurisdiction, or the enactment of or change in any law or regulation.


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                        ARTICLE X - ADDITIONAL AGREEMENTS

10.1 IMS and ST each agree to keep the terms of this Agreement in confidence and not disclose them to any other Person, except for those terms of the Agreement required to be disclosed (i) pursuant to federal, state or national laws or regulations including securities laws and their related disclosure requirements, (ii) pursuant to judicial or arbitration orders and proceedings, (iii) as may be required to perform their obligations under this Agreement, or (iv) to each of IMS's and Licensee's legal and financial representatives who need to know such terms solely for the purpose of providing legal and financial advice to each such party, respectively. This provision shall not prohibit either party from disclosing the existence of this Agreement or that IMS is a data source.

10.2 Under no circumstances shall this Agreement be construed as placing any affirmative obligation on either party, express or implied, to collect or continue to collect any data or information from any third party from which the IMS Data or Pharbase Data is derived ("Source Data"). In the event a party hereto determines, in its sole judgment and discretion, to cease collecting any Source Data which will result in a substantial reduction in the amount of, or cessation in, the Data delivered hereunder, such party will provide written notice of such to the other party hereto at least ninety (90) days prior to the date on which such Source Data collection will cease, specifying the date or dates at which it will cease collecting such Source Data and the amount of Data that will be deleted as a result (the "Notice"). In such event, the party hereto giving such Notice shall incur no liability to the other party in connection therewith and, in the event the notifying party ceases to collect all of such Source Data, then this Agreement shall automatically terminate and be of no further force and effect upon the effective date of such cessation.

                            ARTICLE XI - ARBITRATION

11.1 Each party shall designate a project manager to coordinate such party's activities under this Agreement. Such project managers shall also, when necessary, confer in order to resolve problems or disputes that may arise in connection with each party's performance hereunder. If the project managers cannot resolve such problems or disputes, such problems or disputes shall be referred to each party's respective senior management for discussion and resolution.

11.2 Subject to Paragraph 11.4, any controversy or claim arising out of or relating to this Agreement, and which cannot be resolved in accordance with the procedure set forth in the preceding paragraph, shall be submitted to arbitration before a panel of three (3) arbitrators. The arbitrators shall be selected and the arbitration conducted in accordance with the _________________________. An award shall be conclusive and binding if concurred in by two (2) of the arbitrators, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall be required to deliver a written decision setting forth their findings of fact and basis for their award. The arbitrators' award shall provide for the payment of the arbitrators' expenses and fees, together with other expenses incurred in the conduct of the arbitration proceeding other than legal fees and expenses. However, the arbitrators shall award the prevailing party reasonable attorneys' fees and other expenses incurred in the arbitration proceeding in the event that the arbitrators determine that either party acted in bad faith in connection with either asserting a claim or a defense in the arbitration proceeding itself.

11.3 The parties hereby agree to submit to the exclusive personal jurisdiction and venue of the _______________________________ for purposes of enforcing the agreement to arbitrate, providing provisional relief pending the award, and entering judgment on the award. If for any reason the aforesaid court does not have subject matter jurisdiction, the parties alternatively agree to submit to the exclusive personal jurisdiction and venue of the applicable court of the _____________________ for the foregoing purposes. Nothing contained in this paragraph shall preclude the arbitrators from granting, where appropriate, injunctive or other provisional relief pending a final award.

11.4 Notwithstanding the provisions of Paragraphs 11.2 and 11.3, any party hereto may pursue any provisional remedy (including but not limited to preliminary injunctive relief) to enforce its rights hereunder in the courts designated in Paragraph 11.3. The parties shall have the right to obtain such provisional injunctive relief from a court of law designated in Paragraph 11.3 pending the determination and award in the arbitration proceeding. The parties may seek injunctive relief either restraining certain conduct or mandating certain conduct. This Paragraph 11.4 shall not be deemed to limit the power of the arbitrators to grant any remedy or relief the arbitrators deem just or reasonable within the scope of this Agreement.

11.5 The parties agree that, immediately upon the designation of the arbitrators, they will request the arbitrators that they set an expedited schedule for the conduct of the arbitration proceeding such that the proceeding is concluded within six months of the date of the filing of a demand for arbitration and that an award shall be rendered within thirty (30) days of the conclusion of the proceeding.

                    ARTICLE XII - DATA PROTECTION OBLIGATIONS

         The parties agree to procure that those of their respective Affiliates listed in Exhibits 1 and 2 hereto and which are established within the European Union abide by the additional obligations set out in Appendix 1 as if they were incorporated as terms and conditions of this Agreement.

                          ARTICLE XIII - MISCELLANEOUS

13.1 The parties hereto are independent contractors engaged in the operation of their own respective businesses. Neither party is, or is to be considered as, the agent or employee of the other for any purpose whatsoever. Neither party has the authority to enter into contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party. Nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the parties.

13.2 This Agreement (including the exhibits and Appendix 1) constitutes the entire understanding between the parties and supersedes all proposals, commitments, writings, negotiations and understandings, oral and written, and all other communications between the parties relating to the subject matter of this Agreement.

13.3 Either party may assign all or any portion of this Agreement to an entity which is then an Affiliate and any such Affiliate may assign all or any portion of this Agreement to an entity which is then a Affiliate; provided, however, that any such assignment shall not relieve the assigning party of its obligations under this Agreement. This Agreement may not be assigned from ST to any other person or Entity, whether by assignment by ST, by operation of law or otherwise without the prior written consent of IMS which consent shall not be unreasonably withheld. The sale or transfer of a majority of the outstanding shares of Licensee, or the merger or consolidation of ST with any other person or Entity, shall be deemed an attempt by ST to assign its interests in this Agreement which shall first require the prior written consent of IMS. Any assignment not expressly permitted under this Paragraph 13.3 or which has not received the written consent of the other party if required herein shall be void.

13.4 Should any part, term or condition hereof be declared illegal or unenforceable or in conflict with any other law, the validity of the remaining portion or provisions of this Agreement shall not be affected thereby, and the illegal or offensive portions of this Agreement shall be and hereby are redrafted to conform with applicable law in a manner which is consistent with the original spirit and intent embodied in the original executed copy of this Agreement, while leaving the remaining portions of this Agreement intact.

13.5 The waiver by either party of a breach or violation hereof or remedy provided herein shall not operate as or be construed to be a waiver of any subsequent breach or violation hereof.

13.6 This Agreement (save for Appendix 1) shall be governed by and construed in accordance with the laws of the __________________________ without giving effect to principles of conflicts of law.

13.7 Nothing in this Agreement is intended to benefit and shall not be deemed to benefit any person who is not a party hereto or to create any third party beneficiary rights.

13.8 All notices pertaining to this Agreement or the performance of either party hereunder shall be sufficient if in writing and sent by DHL or other similar overnight courier service with receipted delivery addressed to the other party at the address shown below or to such other address as a party hereto shall supply to the other in writing:

                  If to IMS:

                           IMS HEALTH
                           7 Harewood Avenue
                           London, NW1 6JB
                           England
                           Attention:  President, European Region

                  With a copy to:

                           IMS HEALTH
                           7 Harewood Avenue
                           London, NW1 6JB
                           England
                           Attention:  Law Department

                  If to Licensee:
                           Synavant Inc.
                           3445 Peachtree Road, N.E.
                           Suite 1400
                           Atlanta, GA 30326
                           Attention:  President

         Such notice shall be effective upon receipt by the other party.

13.9 Neither party may under any circumstances utilize the name, trademarks, or tradenames of the other, or any names, trademarks, or tradenames so similar as likely to cause confusion, without the prior written notice to, and express written approval of, the other. Notwithstanding the preceding sentence, each party shall have a right to identify to any person or Entity that the other party is a supplier and licensee of Data hereunder.

13.10 Paragraph headings herein are for convenience only and do not control or affect the meaning or interpretation of any terms or provisions of this Agreement.

                               ARTICLE XIV - FEES

         The annual fee payable by IMS for the services described in this Agreement for each Contract Year shall be one million five hundred thousand dollars ($1,500,000). ST shall invoice one quarter of the annual fee on a quarterly basis in advance (i.e., ST shall invoice three hundred seventy-five thousand dollars ($375,000) on or about September 1st, December 1st, March 1st, and June 1st of each Contract Year). IMS shall pay the amount of each invoice from ST within thirty (30) days from receipt of invoice by IMS. In no event shall IMS deduct or set-off any amount(s) against any amount(s) owed to ST under this Agreement without ST's prior written consent. If IMS fails to timely pay any amount in accordance with the terms of this Agreement, IMS shall pay in addition to the invoice amount, interest at the rate of eighteen percent (18%) per annum on the unpaid balance beginning thirty-five (35) days from the date of the invoice until such amounts are paid. In addition to any fees which IMS agrees to pay, IMS shall have the exclusive responsibility for and agrees to pay all applicable governmental sales, use, added value, ad valorem or other similar taxes, duties, fees, levies or other governmental charges now in force or enacted in the future, except for taxes based on ST's income.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

IMS Health Incorporated:                Synavant Inc.:

By:__________________________           By:________________________________

Name:________________________           Name:______________________________

Title:_______________________           Title:_____________________________